Exhibit 10.22

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 3rd day of December, 2007 between Patheon Pharmaceutical Services Inc. (the “Corporation”) and Wesley P. Wheeler, an Executive residing in the City of Corona del Mar in the State of California, (the “Executive”).

WHEREAS, the Corporation and the Executive wish to enter into this Agreement to set forth the rights and obligations of each of them with respect to the employment of the Executive.

WHEREAS, the Corporation agrees to employ the Executive on the terms and subject to the conditions set forth in this Agreement to render exclusive and full-time services to the Affiliated Group (as defined below),

NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the premises and mutual covenants and agreements hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties agree with each other as follows:

ARTICLE 1

INTERPRETATION

1.1	Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York. Each of the parties hereby irrevocably consents to the jurisdiction of the courts in the State of New York with respect to any matters arising out of this Agreement.

1.2	Definitions. In this Agreement, including Schedule A and B hereto, unless the context otherwise requires, the following terms shall have the following meanings, respectively:

(a)	“Affiliated Group” means the Corporation and any entity controlled by, controlling, or under common control with the Corporation.

(b)	“Agreement” means this Employment Agreement as it may be amended or supplemented from time to time,

(c)	“Annual Base Salary” has the meaning given such term in Section 3.1.

(d)	“Board of Directors” means the Board of Directors of Patheon.

(e)

“Cause” means the determination, in good faith, by the Board of Directors, after notice to the Executive and, if curable. a reasonable opportunity to cure, that one or more of the following events has occurred: (i) the Executive has failed to perform his material duties, and such failure has not been cured after a period of 30 days notice from the Corporation; (ii) any reckless or grossly negligent act by the Executive having the effect of injuring the interests, business or reputation of any member of the Affiliated Group in any material respect; (iii) the Executive’s commission of any felony (including entry of a nolo contendere plea); (iv) any misappropriation or embezzlement of the property of any member of the Affiliated Group; or (v) a breach of any material provision of this Agreement by the Executive.

(f)	“Change in Control” means any of the following events:

(i)	Any “Person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than JLL Partners or its affiliates, becomes a Beneficial Owner (within the meaning of Exchange Act Rule 13d-3) of more than fifty percent (50%) of the voting power of the then outstanding voting securities of Patheon entitled to vote generally in the election of directors;

(ii)	There is consummated a merger or consolidation of Patheon or any direct or indirect subsidiary of Patheon with any other company, other than a merger or consolidation that would result in the voting securities of Patheon outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof ) at least fifty percent (50%) of the combined voting power of the securities of Patheon or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(iii)	The stockholders of Patheon approve a plan of complete liquidation or dissolution of the company or there is consummated an agreement for the sale or disposition by Patheon of all or substantially all of its assets.

(g)	“Code” means the Internal Revenue Code of 1986, as amended.

(h)	“Competitor” has the meaning given such term in Section 6.4.

(i)	“Date of Termination” has the meaning given such term in Section 4.5.

(j)	“Effective Date” has the meaning given such term in Section 2.1.

(k)	“Good Reason” means the occurrence of any of the following events without the prior consent of the Executive: (i) removal of the Executive from the Executive’s position as President & Chief Executive Officer of Patheon; (ii) a material reduction by the Corporation of the Executive’s duties or responsibilities or the assignment to the Executive of duties or responsibilities or the assignment to the Executive of duties materially inconsistent with such position; or (iii) a material breach by the Corporation of this Agreement, which breach remains uncured for a period of 30 days after receipt by the Corporation of written notice from the Executive. “Patheon” means Patheon Inc.

(l)	“Target Bonus” has the meaning given such term in Section 3.2.

(m)	“Term” has the meaning given such term in Section 2.1.

ARTICLE 2

EFFECTIVE DATE; TERMS OF EMPLOYMENT

2.1	Term

The Corporation hereby agrees to employ the Executive. and the Executive hereby agrees to be employed by the Corporation on the terms and subject to the conditions of this Agreement (including, without limitation, Article 6), for the period commencing on December 3, 2007 (the “Effective Date”) and ending on the second anniversary of the Effective Date (the “Term”). Unless terminated prior to that date, the Term shall be automatically renewed for successive one-year periods on the terms and subject to the conditions of this Agreement (including, without limitation. Article 6), commencing on the second anniversary of the Effective Date, and on each anniversary date thereafter, unless either the Corporation or the Executive gives the other party written notice (in accordance with Section 7.4 hereof), at least 90 days prior to the end of such initial or extended Term, of its or his intention not to renew this Agreement or the employment of the Executive. For purposes of this Agreement, any reference to the “Term” of this Agreement shall include the original term and any extension thereof.

2.2	Position and Duties

During the Term, the Executive shall serve as the President & Chief Executive Officer of Patheon, with such authority, duties and responsibilities as are commensurate with such position, reporting directly to the Board of Directors. In addition, the Corporation shall cause the Executive to be appointed as a member of the Board of Directors as of the Effective Date, and following such date, the Executive shall remain on the Board of Directors, subject to Section 4.6, and shall perform his duties as a director of Patheon conscientiously and faithfully.

The Executive shall also be responsible for the functions and responsibilities set out in the Position Description for the President & Chief Executive Officer approved by the Corporation’s Board of Directors attached as Schedule A.

The Executive also shall serve, without additional compensation, as an officer and director of each of the other members of the Affiliated Group, as determined by the Corporation, provided, that such service does not materially interfere with the Executive’s performance of his duties and responsibilities as the President & Chief Executive Officer of Patheon.

2.3	Time Commitments

During the Term, the Executive shall devote all of his business time, energies and talents to serving as the President & Chief Executive Officer of Patheon, perform his duties conscientiously and faithfully subject to the reasonable and lawful directions of the Board of Directors, and in accordance with each of the corporate governance and ethics guidelines, conflict of interests policies and code of conduct applicable to all employees or senior executives generally of the Affiliated Group. During the Term, subject to the prior written approval of the Board of Directors, it shall not be a violation of this Agreement for the Executive, subject to the requirements of Article 6, to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures or fulfill speaking engagements and (c) manage personal investments.

2.4	Location

(a)	For a period of up to 18 months after the Effective Date, the Executive will be permitted to commute to the Corporation’s executive offices from his primary residence in California; provided that the Executive will be expected to devote his full time and attention to his duties as President & Chief Executive Officer of the Corporation. In this regard, the Executive will be expected to be at the Corporation’s executive offices in Toronto, Canada (or, if the Corporation’s executive offices are relocated, at such new executive office location) or another facility of the Corporation or otherwise engaged in the performance of his duties five days per week, subject to vacation and holidays.

(b)	At any time after the 18 month anniversary of the Effective Date, the Corporation may require that the Executive relocate to a location to be determined on the East Coast of the United States. Upon such relocation, the Corporation will provide the Executive with relocation assistance in the form of closing costs on the sale of the Executive’s current residence, as well as costs associated with moving the Executive’s personal belongings.

(c)	For a period of up to 18 months after the Effective Date, the Executive will be entitled to a reasonable housing allowance for the cost of housing arrangements in the Toronto area, as well as the use of a Corporation-provided automobile for use while in the Toronto area (or, if the Corporation’s executive offices are relocated, at such new executive office location).

ARTICLE 3

COMPENSATION AND BENEFITS

3.1	Base Salary

During the Term, the Corporation shall pay the Executive an annualized base salary (“Annual Base Salary”) at a rate of $600,000 US, payable in regular installments in accordance with the Corporation’s normal payroll practices. During the Term, the

Annual Base Salary shall be reviewed annually by the Board of Directors, for increase only, at such time as the salaries of other senior executives of Patheon are reviewed generally. If so increased, the Annual Base Salary shall be increased for all purposes of this Agreement.

3.2	Executive Performance Bonus

For each fiscal year during the Term, the Executive shall be eligible to participate in an annual incentive plan under terms and conditions no less favorable than other senior executives of Patheon; provided that the Executive’s “target” annual bonus opportunity shall be up to 100% of his Annual Base Salary (the “Target Bonus”). The Executive’s payment under the annual incentive plan shall be based on meeting predetermined personal objectives and Patheon’s financial performance. Both the personal objectives and financial performance measures will be recommended by the Executive and subject to final approval by the Board of Directors. For fiscal 2008, the performance bonus will be prorated from the Effective Date of this Agreement. The annual performance bonus, if earned, will be paid to the Executive by the Corporation no later than three months after the end of the applicable performance period, generally the fiscal year end of the Corporation. Nothing contained in this Section 3.2 will guarantee the Executive any specific amount of incentive compensation, or prevent the Board of Directors from establishing performance goals and compensation targets applicable only to the Executive.

3.3	Sign-on Bonus

The Corporation will pay the Executive in a lump sum, within 30 business days of the Effective Date, a sign-on bonus of $380,000 U.S.

3.4	Equity Compensation

(a)	The Executive shall be granted a stock option to purchase 1,260,000 restricted voting shares of Patheon at an exercise price per share equal to the Market Price” of the of the restricted voting shares of the Corporation (as defined in the Amended and Restated Incentive Stock Option Plan (the “ISOP”) on the date of the grant (the “First Option”). Except as otherwise provided in the ISOP or stock option award agreement (the “Stock Related Documents”), the First Option will (i) vest as to 1/3 of the shares subject to the First Option on each of the first three anniversaries of the date of grant, subject to the Executive’s continued employment with the Affiliated Group until the relevant vesting dates, and (ii) have a seven year term. The First Option will be subject to the terms, definitions and provisions of the applicable Stock Related Documents.

(b)

The Executive also shall be granted a stock option to purchase an additional 470,000 restricted voting shares of Patheon at an exercise price per share equal to the Market Price of the restricted voting shares on the date of the grant (the “Second Option”). The Second Option will (i) be fully vested on the date of grant and, except as otherwise provided in the applicable Stock Related Documents, and (ii) have a seven year term. The Second Option will be subject to the terms, definitions and provisions of the applicable Stock Related Documents.

(c)	During the Term, and at the discretion of the Board of Director or its Compensation and Human Resources Committee, if such power is delegated to the Committee, the Executive also shall be eligible to receive additional stock options and other long-term incentives under the ISOP or other incentive plans adopted by Patheon from time to time.

(d)	Upon the occurrence of a Change in Control, any stock options to purchase restricted voting shares of Patheon then held by the Executive shall, to the extent not otherwise provided in the applicable Stock Related Documents, become immediately vested and exercisable and shall remain exercisable for the remaining term of such stock option (which remaining term shall be determined without regard to the Executive’s termination of employment).

(e)	The Executive will be required to comply with the terms of any share ownership guidelines applicable to senior executives of Patheon generally, as amended from time to time.

3.5	Retirement Benefits

During the Term, the Executive also shall be eligible to participate in any qualified or nonqualified deferred compensation and retirement plans maintained by the Corporation applicable to senior executives of the Corporation generally, in each case as amended from time to time.

3.6	Other Benefit Plans

During the Term, the Executive also shall be entitled to participate in all welfare, perquisites, fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for U.S. resident-based senior executives of Patheon generally. The fringe benefits and perquisites described in the preceding sentence shall include additional life insurance coverage in an amount equal to three (3) times the Executive’s Annual Base Salary and an allowance of $25,000 US per year to pay for the Executive’s cost of an automobile, financial planning and additional insurance. The cash allowance shall be paid to the Executive in regular semi-monthly installments during the Term.

3.7	Tax Equalization

The Corporation will make Executive whole for any additional tax liability that may be incurred as a result of time worked in Canada over that which would be incurred for work completed solely in the United States. For further clarity, the Executive will continue to pay U.S. Federal, California State and Social Security taxes on his remuneration, benefits and allowances, through withholding of tax by the Employer. If the aggregate of the Federal and Provincial income taxes payable by the Executive to the Canada Revenue Agency (“CRA”) and the U.S. Federal and State income taxes payable by the Executive to the U.S. and California authorities as applicable in any tax year during the period of assignment, exceeds what would have been payable by the Executive for income and social security taxes if the Executive had solely been working in the U.S.A., the Corporation will pay the excess as soon as practicable after such excess amount has been determined by the Corporation engaged tax accountants following the calendar year with respect of which the tax is payable. This amount shall be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes.

3.8	Expenses

The Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by the Executive during the Term in connection with carrying out his duties hereunder in accordance with the Corporation’s policies, as may be in effect from time to time, for its senior executives generally.

3.9	Vacation

During the Term, the Executive shall be entitled to five (5) weeks paid vacation in accordance with the Corporation’s policies. as may be in effect from time to time, for its senior executives generally.

ARTICLE 4

TERMINATION OF EMPLOYMENT

4.1	Death or Disability

The Executive’s employment shall terminate automatically upon the Executive’s death. If the Corporation determines in good faith that the Disability of the Executive has occurred during the Term (as defined below), it may give to the Executive written notice in accordance with Section 7.4 of this Agreement of its intention to terminate the Executive’s employment; provided that such notice is provided no later than 150 days following the Executive’s first day of Disability. In such event, the Executive’s employment shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the failure of the Executive to perform his duties under this Agreement for at least 90 consecutive business days as a result of any medically determinable physical or mental impairment. The determination of Disability shall be made by a physician selected by the Corporation or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative.

4.2	Cause

The Executive’s employment with the Corporation may be terminated with or without Cause.

4.3	Good Reason

The Executive’s employment with the Corporation may be terminated by the Executive with or without Good Reason.

4.4	Notice of Termination

Any termination by the Corporation for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party in accordance with Section 7.4. For purposes of this Agreement, a “Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (c) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Corporation or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Corporation or the Executive, respectively, hereunder or preclude the Corporation or the Executive, respectively, from asserting such fact or circumstance in enforcing the Corporation’s or the Executive’s rights hereunder.

4.5	Date of Termination

“Date of Termination” means (a) if the Executive’s employment is terminated by the Corporation for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (b) if the Executive’s employment is terminated by the Corporation other than for Cause or Disability, the Date of Termination shall be the date on which the Corporation notifies the Executive of such termination and (c) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. The Corporation and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 4.5 constitutes a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

4.6	Resignation from All Positions

Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Board of Directors, the Executive shall immediately resign as of the Date of Termination from all positions that he holds or has ever held with the Affiliated Group (and with any other entities with respect to which the Affiliated Group has requested the Executive to perform services), including, without limitation, the Board of Directors and all boards of directors of any member of the Affiliated Group. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Corporation, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

ARTICLE 5

OBLIGATIONS OF CORPORATION UPON TERMINATION

5.1	Death; Disability; Good Reason; Other than for Cause

If, during the Term, the Corporation shall terminate the Executive’s employment for Disability or other than for Cause, or if the Executive shall terminate employment for Good Reason or as a result of his death:

(a)	The Corporation shall pay, or cause to be paid, to the Executive (or bis estate) in a lump sum in cash the sum of: (i) the Executive’s Annual Base Salary through the Date of Termination, and (ii) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the “Accrued Obligations”). The Accrued Obligations shall be paid within 30 days after the Date of Termination.

(b)	The Corporation shall pay, or cause to be paid, to the Executive (or his estate) in 24 equal monthly installments, an amount equal to two times the Executive’s Annual Base Salary. The first installment shall commence within the 30 day period commencing on the 60th day following the Date of Termination, or such later date set forth in Section 7.8.

(c)	To the extent not theretofore paid or provided, the Affiliated Group shall pay or provide, or cause to be paid or provided, to the Executive (or his estate) any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Affiliated Group (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”), in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.

(d)	If the Date of Termination occurs within six months after the occurrence of a Change in Control, then, in addition to the amounts described in Sections 5.1(a), (b) and (c) above, the Corporation shall pay, or cause to be paid, to the Executive (or his estate) in 24 equal monthly installments an amount equal to two times the Executive’s Target Bonus for the year in which the Date of Termination occurs. The first installment shall commence within the 30 day period commencing on the 60th day following the Date of Termination, or such later date set forth in Section 7.8.

If the Executive receives payments and benefits pursuant to this Section 5.1, then the Executive shall not be entitled to any other severance payor benefits under any severance plan, program or policy of any member of the Affiliated Group, unless otherwise specifically provided therein in a specific reference to this Agreement.

5.2	Cause; Other than for Good Reason

If the Executive’s employment is terminated for Cause, if the Corporation elects not to automatically renew the Term, or if the Executive voluntarily terminates his employment without Good Reason (including any election by the Executive not to automatically renew the Term), this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive his Accrued Obligations through the Date of Termination and the Other Benefits, in each case to the extent not theretofore paid or provided. All Accrued Obligations shall be paid to the Executive in accordance with Section 5.1(a) and the Other benefits shall be paid to the Executive in accordance with Section 5.1(c).

5.3	Full Settlement

In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

5.4	Release

Notwithstanding anything contained herein to the contrary, the Corporation shall only be obligated to make the payments under Sections 5.1(b) and 5.I(d) hereof if: (a) within the 50-day period after the Date of Termination, the Executive executes a general release, in a form provided by the Corporation, of all current or future claims, known or unknown, against the Affiliated Group, its officers, directors, shareholders, employees and agents arising on or before the date of the release, including but not limited to all claims arising out of the Executive’s employment with the Affiliated Group or the termination of such employment, and (b) the Executive does not revoke the release during the seven-day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period, if applicable. The Corporation shall be obligated to provide such release to the Executive promptly following the Date of Termination.

ARTICLE 6

RESTRICTIVE COVENANTS

6.1	In General

The Executive acknowledges that in the course of his employment he will become familiar with trade secrets and customer lists of and other confidential information concerning the Affiliated Group and that his services have been of special, unique and extraordinary value to the Affiliated Group.

6.2	Confidentiality Undertaking

The Executive confirms that he is bound by the provisions of the Confidentiality Undertaking covenant set out in Schedule B hereto.

6.3	Non-Solicitation

(a)	During the 24-month period immediately following the Date of Termination, the Executive shall not in any manner, directly or indirectly, hire or retain any employee of any member of the Affiliated Group or solicit, induce or attempt to solicit or induce any employee of any member of the Affiliated Group to quit or abandon his or her employ or to become an officer, agent, employee, partner, director, consultant or independent contractor of the Executive, his affiliates or any other individual or entity.

(b)	During the 24-month period immediately following the Date of Termination, the Executive shall not in any manner, directly or indirectly, solicit, induce or attempt to solicit or induce, any customer, supplier or licensor of any member of the Affiliated Group to cease doing business with any member of the Affiliated Group, or in any way interfere with the relationships between any customer, supplier or licensor of the Affiliated Group.

6.4	Non-Competition

During the 24-month period immediately following the Date of Termination, the Executive shall not in any manner, directly or indirectly, compete with the business of any member of the Affiliated Group by (a) becoming an officer, agent, employee, partner, director, consultant, independent contractor of a Competitor, or (b) acquiring an ownership interest in a Competitor, provided that the Executive may, for investment purposes, own not more than 1% of the outstanding stock of any class of a Competitor that is listed on a recognized stock exchange or traded in the over-the-counter market in Canada or the United States. For purposes of this Agreement, the term “Competitor” means any person or entity that engages in the pharmaceutical development and manufacturing outsourcing business in Canada, the United States (including the Commonwealth of Puerto Rico), India or Europe.

6.5	Reasonableness and Revision

The Executive agrees and acknowledges that due to the uniqueness of his services and the confidential nature of the information he will possess, the covenants set forth in this Article 6 and Schedule B are reasonable and necessary for the protection of the business interests and goodwill of the Affiliated Group. Moreover, a worldwide restriction on any competitive activities by the Executive is reasonable, given the global nature of the Affiliated Group’s business and the Executive’s role in that business. If, at the time of enforcement of this Article and/or Schedule B, a court or other tribunal holds that the restrictions herein are in whole or in part unreasonable under circumstances then existing, the parties agree that the maximum period or scope reasonable under such circumstances will be substituted for the stated period or scope and that the court or other tribunal shall be authorized and directed by the parties to revise the restrictions contained herein to cover the maximum period or scope permitted by law.

6.6	Acknowledgements

The Executive agrees and acknowledges that the promises and obligations made by the Corporation in this Agreement (specifically including, but not limited to, the payments and benefits provided for under Section 5.1(b) and (d) hereof) constitute sufficient consideration for the covenants contained in this Article 6. The Executive further acknowledges that it is not the Affiliated Group’s intention to interfere in any way with his employment opportunities, except in such situations where the same conflict with the legitimate business interests of the Affiliated Group. The Executive agrees that he will notify the Corporation in writing if he has, or reasonably should have, any questions regarding the applicability of this Article 6.

6.7	Enforcement

Because the Executive’s services are unique and because the Executive has access to Confidential Information and work product, the parties agree that the Affiliated Group will be damaged irreparably in the event any of the provisions of Section 6.2, 6.3 and 6.4 are not performed in accordance with their specific terms or are otherwise breached and that money damages will be an inadequate remedy for any such non-performance or breach. Therefore, any one or more of the members of the Affiliated Group, or their respective successors and assigns, will be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Executive agrees and acknowledges that he will not assert in any such enforcement action that there is an adequate remedy in damages and that such rights and remedies will be in addition to and not in lieu of any other rights or remedies available to the Affiliated Group at law or in equity.

6.8	Survival

Subject to any limits on applicability contained therein, this Article 6 shall survive and continue in full force in accordance with its terms notwithstanding any expiration or termination of the Term or this Agreement.

ARTICLE 7

GENERAL PROVISIONS

7.1	Entire Agreement

This Agreement together with Schedules A and B attached hereto when executed by both parties shall constitute the entire agreement pertaining to the Executive’s employment and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, pertaining to the Executive’s employment, and there are no representations, undertakings or agreements of any kind between the parties respecting the subject matter hereof except those contained herein.

7.2	Severability

If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed severed from this Agreement to the extent of the particular circumstances giving rise to such declaration and such provision as it applies to other persons and circumstances and the remaining terms and conditions of this Agreement shall remain in full force and effect.

7.3	Representations

The Executive represents and warrants that (a) he is not a party to any contract, understanding, agreement or policy, whether or not written, with his current employer (or any previous employer) or otherwise, that would be breached by the Executive’s entering into, or performing services under, this Agreement and (b) will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of his duties hereunder. The Executive will indemnify, defend, and hold each member of the Affiliated Group harmless, from any and all suits and claims arising out of any breach of such restrictive contracts, understandings, agreements or policies.

7.4	Notices

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

3808 Key Bay

Corona del Mar, CA 92625

If to the Corporation:

Patheon Pharmaceutical Services Inc.

2110 East Galbraith Road

Cincinnati, OH 45237

Attention: Chair, Compensation and Human Resources Committee of Patheon Inc.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

7.5	Withholding

The Corporation may withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

7.6	Waiver

The Executive’s or the Corporation’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Corporation may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

7.7	Successors

(a)	This Agreement is personal to the Executive is not assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Corporation, the other members of the Affiliated Group, and their respective successors and assigns.

(b)	The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Patheon or the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

7.8	Compliance with Section 409A of the Code

(a)	Notwithstanding anything contained in this Agreement to the contrary. if the Executive is a “specified employee,” as determined under the Corporation’s policy for identifying specified employees on the Date of Termination, then to the extent required in order to comply with Section 409A of the Code, all payments, benefits or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six months following such Date of Termination shall be accumulated through and paid or provided (together with interest on the delayed amount at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Date of Termination) within 30 days after the first business day following the six month anniversary of such Date of Termination (or, if the Executive dies during such six-month period, within 30 days after the Executive’s death).

(b)	To the extent required to comply with Section 409A Code, any reimbursement of expenses pursuant to Section 2.4(b), 2.4(c), 3.8, 5.3(b) or 7.9 that will not be excluded from Executive’s income when received is subject to the following requirements: (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other calendar year; (ii) the reimbursement of the eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(c)	It is intended that the payments and benefits provided under this Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Corporation shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon Executive. Although the Corporation shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Affiliated Group nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive or other taxpayer as a result of the Agreement. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

7.9	Assistance

During and after the Term, the Executive shall assist in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and shall assist in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment. The Executive shall promptly inform the Corporation if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also shall promptly inform the Corporation if the Executive is asked to assist in any investigation (whether governmental or otherwise) of any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against any member of the Affiliated Group with respect to such investigation. The Corporation agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and .shall pay a reasonable per diem fee for the Executive’s service; provided that the expenses to be reimbursed must be incurred during the Term or during the 10 year period following the Date of Termination.

NOW THEREFORE, the parties below have entered into this Agreement as of the date first written above.

PATHEON PHARMACEUTICAL SERVICES INC.

By:	/s/ Derek Watchorn

Name: Derek Watchorn
Title: Authorized Signatory

SIGNED, SEALED AND DELIVERED )
in the presence of	)
)
/s/ Jacqueline Le Saux	)	/s/ Wesley P. Wheeler
Name of Witness:		WESLEY P. WHEELER

SCHEDULE A

TO

EMPLOYMENT AGREEMENT WITH

WESLEY P. WHEELER

PATHEON INC.

POSITION DESCRIPTION

PRESIDENT & CHIEF EXECUTIVE OFFICER

This position description for the President & Chief Executive Officer of the Corporation was adopted by the board of directors (the “Board”) of the Corporation on December 18, 2002.

The President & Chief Executive Officer of the Corporation will have the following functions and responsibilities:

A.	PLANNING

1.	Development of Strategic Plan. Develop, and recommend to the Board each year basis, a long-term strategic plan setting out the strategy and vision for the Corporation that will lead to creation of shareholder value.

2.	Development of Annual Business Plan, Financial Plan and Annual Objectives. Develop, and recommend to the Board each year, an annual business plan, financial plan and annual objectives that support the Corporation’s long-term strategy.

B.	MANAGEMENT

1.	Implementation of Strategic Plan. Strive to implement the Corporation’s strategic plan.

2.	Achievement of Annual Business Plan, Financial Plan and Annual Objectives. Strive to achieve the Corporation’s financial and operating goals and objectives, as approved annually by the Board.

3.	Development of Management Team and Succession Plan. Ensure that the Corporation has an effective management team below the level of President & Chief Executive Officer, and has an active plan for its development and succession.

4.	Management of Operations. Ensure that the day-to-day business affairs of the Corporation are appropriately managed.

5.	Management of Investor Relations. Ensure that the investor relations function of the Corporation is appropriately managed.

6.	Management of Financial Affairs. Ensure, through the Chief Financial Officer, that the financial affairs of the Corporation are appropriately managed.

7.	Management of Legal Affairs. Ensure, through the General Counsel, that the legal affairs of the Corporation are appropriately managed.

8.	CEO Succession Plan. Ensure, in cooperation with the Board, that there is an effective succession plan in place for the position of Chief Executive Officer.

9.	Other Duties. Carry out such other duties as requested by the Board from time to time, depending on need and circumstances.

C.	ETHICS, CULTURE, POLICY & PUBLIC REPRESENTATION

1.	Corporate Culture. Foster a corporate culture that promotes the Corporation’s core values as reflected in the Corporation’s Code of Business Conduct.

2.	Work Climate. Maintain a work climate that is conducive to:

(i)	attracting and retaining a diverse group of top-quality employees at all levels; and

(ii)	motivating these employees to perform their duties with the highest standards of integrity, responsibility and excellence; standards that are essential for the success of a Corporation that provides pharmaceutical product development and manufacturing services worldwide.

3.	Corporate Policies. Formulate and oversee the implementation of major corporate policies.

4.	Corporate Spokesperson. Serve as the chief spokesperson for the Corporation.

D.	COMMUNICATIONS WITH BOARD OF DIRECTORS

1.	Meetings and Agenda. Coordinate with the Chair of the Board to schedule meetings of the Board and prepare the relevant agenda for each meeting. Coordinate, where appropriate, with the chairs of the committees of the Board to schedule meetings of the committees and prepare the agendas for each such meeting.

2.	Inform the Board. Promote the proper flow of information to the Board and keep the Board fully apprised of all matters that the Board should be made aware of in order to permit it to discharge its mandate to supervise the business and affairs of the Corporation.

3.	Inform Committees. Promote the proper flow of information to each of the committees of the Board, including the Audit Committee, and keep each committee fully apprised of all matters that such committee should be made aware of to permit it to discharge its specific mandate to the Board.

SCHEDULE B

TO

EMPLOYMENT AGREEMENT WITH

WESLEY P. WHEELER

CONFIDENTIALITY UNDERTAKING

In consideration of Wesley P. Wheeler (the “Executive”) accepting an employment agreement between the Executive and Patheon Pharmaceuticals Services Inc. dated December 3, 2007 (the “Agreement”) to which this Confidentiality Undertaking is attached as Schedule B, the Executive undertakes and covenants with the Affiliated Group (as defined in the Agreement) as follows:

I.	CONFIDENTIAL INFORMATION

1.1	Confidential Information

The Executive acknowledges that all information and facts relating to the business and affairs of the Affiliated Group and its customers, including, without limitation, trade secrets, data, notes, marketing plans, sales patterns, and private corporate and financial information (the “Confidential Information”) is confidential and proprietary to the Affiliated Group and a valuable trade secret of the Affiliated Group, disclosure of which could severely damage the economic interests of the Affiliated Group. Confidential Information includes, without limitation, any document, work, instrument or other medium assembled or composed by the Executive which contains Confidential Information.

1.2	Non-Disclosure of Confidential Information

The Executive shall not, either during the term of the Agreement or at any time thereafter, use or disclose, directly or indirectly, any of such Confidential Information to any person outside the Affiliated Group, except where such disclosure is necessary for the proper and bona fide execution of the Executive’s duties under the Agreement, without the prior written consent of the Affiliated Group. The Executive’s obligation not to use or disclose Confidential Information without prior written consent shall continue to apply after the Executive has ceased to be an employee of the Affiliated Group until such time as the Confidential Information becomes public knowledge through no fault of the Executive. The Affiliated Group will have full right, title and authority to deal in and with the proprietary rights and the Confidential Information notwithstanding any other provision of the Agreement or the termination thereof for any reason whatsoever. The Executive acknowledges and agrees that the restrictions contained in this Article 1 are reasonable in the circumstances in order to protect the business of the Affiliated Group.

1.3	Return of Confidential Information

Confidential Information and the documents, works, instruments or other media containing Confidential Information shall remain the property of the Affiliated Group and be returned to the Affiliated Group upon request or immediately following termination of the Agreement for any reason whatsoever.

2.	INVENTIONS

2.1	Inventions

Subject to Section 2.2, the Executive agrees that all discoveries, improvements, designs, ideas or inventions made or conceived, in whole or in part, by the Executive during the term of the Agreement or within three years following termination of the Agreement for any reason whatsoever (the “Inventions”) shall be the sole property of the Affiliated Group. The Executive shall:

(a)	promptly disclose and describe all such Inventions in writing to the Affiliated Group;

(b)	assign, and the Executive does hereby assign, to the Affiliated Group, without further compensation, all of the Executive’s rights, title and interest in and to such Inventions and to all applications for letters of patent, copyrights, industrial design or other forms of protection granted for such Inventions throughout the world;

(c)	deliver promptly to the Affiliated Group, upon request and in the form and manner prescribed by the Affiliated Group (without charge to the Affiliated Group but at the Affiliated Group’s expense) the written instruments described in paragraph (b) and perform such acts as deemed necessary by the Affiliated Group to obtain and maintain such instruments and to transfer all rights and title thereto to the Affiliated Group; and

(d)	give all assistance that may be required by the Affiliated Group to enable it to protect or exploit the Inventions in any country of the world.

The Executive does hereby waive in whole any moral rights that the Executive may have in each of the Inventions and any part or parts thereof , including, but not limited to, the right to the integrity of the Inventions, the right to be associated with the Inventions as its author by name or under a pseudonym and the right to remain anonymous.

2.2	Excluded Inventions

The provisions of Section 2.1 shall not apply to Inventions which fulfill all of the following criteria:

(a)	Inventions for which no equipment, supplies, facility or Confidential Information belonging to the Affiliated Group were used; and

(b)	Inventions that do not relate to the business of the Affiliated Group or to the Affiliated Group’s actual or demonstrably anticipated processes, research or development which the Executive had access to or knowledge of ; and

(c)	Inventions that do not result from any work performed by the Executive for the Affiliated Group.

3.	GENERAL

This Confidentiality Undertaking shall be governed and construed in accordance with the laws of New York State applicable therein. Nothing herein shall be construed so as to limit any obligations owed by you to the Affiliated Group as a matter of common law. The Executive acknowledges that the business of the Affiliated Group cannot be properly protected from adverse consequences of the Executive’s actions other than by the restrictions set forth in this Undertaking and the Agreement. The Affiliated Group, in addition to any other right or relief to which it may be entitled, shall be entitled to an injunction restricting further breaches of this Undertaking or the Agreement This Confidentiality Undertaking shall survive the termination of the Agreement and the Executive’s employment thereunder.

IN WITNESS WHEREOF this Confidentiality Undertaking has been executed by the undersigned on this 16th day of April, 2008.

SIGNED, SEALED AND DELIVERED )
in the presence of	)
)
/s/ Jacqueline Le Saux	)	/s/ Wesley P. Wheeler
Name of Witness:		WESLEY P. WHEELER